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                                                                     EXHIBIT 2.4



                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of the 3rd day of June, 1996, is by and among Dynamex Inc., a Delaware corporation ("Purchaser"); Express It Inc., a New York corporation ("Express It"); Express-It Acquisition Company, L.L.C., a New York limited liability company and majority owned by Express It ("Acquisition"); Barry J. Steingard ("Steingard"); and William Castor ("Castor," and together with Steingard, the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, Southbank Courier Inc., a New York corporation and, as of June 10, 1996, a wholly owned subsidiary of Acquisition ("Southbank"), is engaged in the ground courier messenger business (the "Business"); and

         WHEREAS, the Shareholders own all of the capital stock of Express It;
and

         WHEREAS, the Shareholders and Express It collectively are all of the members of Acquisition, which shall own, as of June 10, 1996, all of the capital stock (the "Shares") of Southbank; and

         WHEREAS, Acquisition desires to sell Southbank to Purchaser; and

         WHEREAS, the Shareholders wish to grant Purchaser an option to purchase the outstanding capital stock of Express It;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       PURCHASE AND SALE OF SHARES

         1.1 PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.2 hereof), Acquisition shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Acquisition, all right, title and interest in and to the Shares, free and clear of all liens, security interests, charges, encumbrances and rights of others.

         1.2 NOTE. Prior to the execution of this Agreement, Acquisition, for value received, issued a Line of Credit Promissory Note dated May 24, 1996 (the "Note"), to Purchaser. The aggregate outstanding principal amount of the Note as of the date hereof is $150,000; $80,000 of the outstanding principal amount of the Note is being issued in exchange for funds advanced to Acquisition concurrent with the execution of this Agreement. At the Closing, $150,000 of the purchase price for the Shares described in Section 2.1 hereof (the "Purchase Price") shall
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be applied to the payment of the unpaid principal amount of the Note as of the
Closing Date (as defined).

         1.3 AGENCY AND SUPPORT AGREEMENT. At the Closing, Purchaser and Express It shall enter into an agency and support agreement in the form of Exhibit A hereto (the "Agency and Support Agreement").

         1.4 ESCROW AGREEMENT. At the Closing, Purchaser and Acquisition shall enter into an escrow agreement in the form of Exhibit B hereto (the "Escrow Agreement," and together with this Agreement and the Agency and Support Agreement, the "Transaction Documents"). Acquisition and Purchaser are entering into the Escrow Agreement to secure Acquisition's performance of certain obligations under a promissory note issued to the former owners of Southbank (the "Southbank Note") in accordance with the Southbank Agreement (as defined). The amount of funds held in escrow shall be used to pay down the outstanding principal under the Southbank Note in accordance with the Escrow Agreement.

         1.5     ASSETS OF THE COMPANIES; EXCLUDED ASSETS AND EXCLUDED
LIABILITIES.

                 (a) At the time of the Closing, the assets owned by Southbank (the "Assets") will consist of all tangible and intangible assets of Southbank that relate to the Business conducted by them, including but not limited to all accounts receivable, cash and cash equivalents, prepaid expenses, fixed assets, inventory and supplies, leases and leasehold improvements, customer lists, trademarks, tradenames, software programs and contract rights.

                 (b) Notwithstanding anything to the contrary in this Agreement, the assets designated as excluded assets on Schedule 1 attached hereto and made a part hereof (the "Excluded Assets") and the liabilities designated as excluded liabilities on Schedule 2 attached hereto and made a part hereof (the "Excluded Liabilities") shall not be owned or owed, respectively, by Southbank at the time of the Closing.

         1.6 OPTION TO PURCHASE EXPRESS IT. The Shareholders hereby grant to Purchaser the option to purchase all of the outstanding capital stock of Express It during the 18 months following the Closing for the total consideration of $3,250,000, payable in that number of shares of the common stock, $.01 par value (the "Common Stock"), of Purchaser having an aggregate share price equal to $3,250,000, based upon the price at which such shares are initially offered to the public in the initial public offering (the "Offering") of the Common Stock. The purchase will be effected through a tax-free merger on terms mutually agreeable to the parties, with representations and warranties substantially similar to those contained in this Agreement, including an adjustment to the purchase price if Express It, as of the date of the closing of such merger, has any funded debt or has adjusted working capital greater or less than $300,000. The foregoing option shall terminate on the earlier to occur of (i) termination of this Agreement in accordance with Section 14 hereof, or (ii) December 3, 1997.





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2.       CONSIDERATION; CLOSING

         2.1 THE PURCHASE PRICE FOR THE SHARES. The Purchase Price to be received by Acquisition in exchange for the Shares shall be $2,500,000, payable at the Closing as follows:

                 (a) an amount of cash equal to the outstanding principal amount of the Southbank Note as of the Closing Date shall be placed into an escrow account in accordance with the Escrow Agreement;

                 (b) $150,000 shall be applied to prepay the unpaid principal amount of the Note; and

                 (c) the remainder shall be payable in cash at the Closing by wire transfer to an account specified by Acquisition.

         2.2 TIME OF CLOSING. A closing (the "Closing") for the sale and purchase of the Shares shall be held at 9:00 a.m., Dallas, Texas time, on the date (the "Closing Date") on which the Offering has been consummated at such place or places as may be agreed upon by the parties.

         2.3 CLOSING PROCEDURE. At the Closing, Acquisition shall deliver to Purchaser stock certificates duly endorsed to Purchaser and representing the Shares, in form sufficient to vest record and beneficial title fully in Purchaser to the Shares. Purchaser shall issue and deliver to Acquisition the cash portion of the Purchase Price and provide evidence that the Note has been paid in full, as described in Section 2.1 above. The Purchaser, Express It and Acquisition (as applicable) will execute and deliver the Transaction Documents. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to Article 8 hereof and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

         2.4     POST-CLOSING PURCHASE PRICE ADJUSTMENT.

                 (a) No later than 30 days after the Closing Date, Purchaser shall prepare and deliver to Acquisition an unaudited consolidated balance sheet of Southbank as of the Closing Date (the "Closing Balance Sheet") prepared in accordance with generally accepted accounting principles used to prepare the Southbank Financial Statements (as defined). Acquisition hereby agrees that all accrued vacation, sick and personal days or other related obligations as of the Closing Date owing to or accrued for the benefit of the employees of Southbank, as determined in accordance with this Section 2.4, shall be an offset to the Adjusted Working Capital of Southbank as of the Closing Date. The Purchaser shall promptly make available to Acquisition and its accountants all work papers and other pertinent information used in connection therewith.





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                 (b)      Within 30 days after the Closing Balance Sheet is
         delivered to Acquisition pursuant to subsection (a) above, Acquisition shall complete its examination thereof and shall deliver to Purchaser either (i) a written acknowledgment accepting the Closing Balance Sheet or (ii) a written report (the "Objection Report") setting forth in reasonable detail any proposed objections to the Closing Balance Sheet. A failure by Acquisition to deliver the Objection Report within the required 30-day period shall constitute its acceptance of the calculations set forth in the Closing Balance Sheet.

                 (c) During a period of 20 days following the receipt by Purchaser of the Objection Report, Acquisition and Purchaser shall attempt to resolve any differences they may have with respect to the matters raised in the Objection Report. In the event Acquisition and Purchaser fail to agree on any of the Acquisition's proposed adjustments contained in the Objection Report within such 20-day period, then the parties will request that the New York City office of KPMG Peat Marwick, LLP, certified public accountants ("Independent Auditors"), make the final determination with respect to the correctness of the proposed adjustments in the Objection Report in light of the terms and provisions of this Agreement. Each of the parties hereto represents and warrants that such party has not engaged the Independent Auditors and that the Independent Auditors are not affiliated with such party, and such party further agrees not to engage the Independent Auditors until such time as any post-closing price adjustment has been determined. The decision of the Independent Auditors shall be final and binding on the parties. The costs and expenses of the Independent Auditors and their services rendered pursuant to this subsection shall be borne equally by Acquisition and the Purchaser.

                 (d) If, after finalization of the Closing Balance Sheet (which shall be deemed to mean either the acceptance by Acquisition of the Closing Balance Sheet in accordance with Section 2.4(b) above or, if Acquisition delivers an Objection Report, upon receipt by Purchaser and Acquisition of the written final determination rendered pursuant to Section 2.4(c) concerning the resolution of the matters raised in the Objection Report pursuant to Section 2.4(c) above),

                          (i) the Adjusted Working Capital (as defined herein)
                 of Southbank as set forth on the Closing Balance Sheet is less than $300,000, and/or

                          (ii) Southbank has any funded indebtedness as of the
                 Closing Date,

         then the Purchase Price shall be immediately reduced, effective as of the Closing Date, by the sum of (A) the amount of such deficiency in the Adjusted Working Capital and (B) the amount of any funded indebtedness of Southbank as of the Closing Date. If, on the other hand, the Adjusted Working Capital set forth on the Closing Balance Sheet (after its finalization) is greater than $300,000, then the Purchase Price shall be immediately increased, effective as of the Closing Date, by the amount of such excess in the Adjusted Working Capital. Any adjustments to the Purchase Price made in accordance with this Section 2.4(d) shall be payable to Acquisition or Purchaser (as





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         appropriate) in the form of cash.  For purposes of this Agreement,
         "Adjusted Working Capital" shall mean the combined current assets less combined current liabilities of Southbank, computed in accordance with generally accepted accounting principles, but after giving effect to the exclusion of the Excluded Assets and to the elimination of all accounts receivable which are more than 90 days old as of the Closing Date; provided, that any such accounts receivable that are eliminated from Southbank's current assets as of the Closing Date shall be assigned to Acquisition. The parties agree that the purpose of this
         Section 2.4 is to insure that as of the time of Closing (i) the Adjusted Working Capital of Southbank is equal to $300,000 and (ii) the amount of funded indebtedness of Southbank is equal to zero.

3.       REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND EXPRESS IT

         Acquisition and Express It hereby represent and warrant to Purchaser that, except as qualified by the Disclosure Schedule attached as Schedule 3 hereto and made a part hereof (the "Sellers' Disclosure Schedule") or as set forth in the Southbank Agreement and the exhibits and schedules thereto:

         3.1 ORGANIZATION; GOOD STANDING. Each of Express It and Southbank is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Acquisition is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its organization. Southbank has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as currently conducted. Southbank does not have any subsidiaries nor any equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any corporation, partnership, limited partnership or other entity. Southbank is duly qualified and licensed to do business and is in good standing in all jurisdictions where such qualification is required, a list of which is set forth on the Sellers' Disclosure Schedule.

         3.2 DUE AUTHORIZATION; EXECUTION AND DELIVERY. Each of the Shareholders has full power and authority to enter into and perform the Transaction Documents to which he is a party Agreement and to carry out the transactions contemplated thereby. Each of Express It and Acquisition has full corporate power and authority to enter into and perform the Transaction Documents to which it is a party and to carry out the transactions contemplated thereby. This Agreement constitutes the legal, valid and binding obligation of Acquisition, Express It and each Shareholder, enforceable against it or him in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. Neither the execution and delivery by Acquisition, Express It or a Shareholder of the Transaction Documents to which he or it is a party nor the consummation of the transactions contemplated thereby will: (i) conflict with or result in (A) a breach of Southbank's articles of incorporation or bylaws, (B) a breach of Express It's articles of incorporation or bylaws or (C) a breach of Acquisition's charter documents, (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the





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aggregate, might reasonably be expected to have a material adverse effect on the business or operations of Southbank or Purchaser's ownership of the Shares, or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on the Shares or any of the properties or assets of Southbank pursuant to any material agreement, indenture, mortgage or other instrument to which Acquisition, Express It or a Shareholder is a party or by which their respective assets may be bound or affected.

         3.3 GOVERNMENTAL CONSENTS. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by Acquisition, Express It or the Shareholders of the Transaction Documents to which he or it is a party or the consummation of the transactions contemplated thereby. Except as set forth in the Sellers' Disclosure Schedule, no approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Acquisition, Express It or the Shareholders of the Transaction Documents to which he or it is a party and the consummation of the transactions contemplated thereby.

         3.4 TRANSACTIONS WITH AFFILIATES. At the time of the Closing, none of Southbank's respective shareholders, officers, or directors or any of foregoing persons' Affiliates (as defined herein) will have any interest in or will own any property or right used principally in the conduct of the Business. The term "Affiliate" shall mean Acquisition, Express It, the Shareholders or any of Southbank's officers and directors, any partner of any such person, or any member of the immediate family (including brother, sister, descendant, ancestor or in-law) of any such person, or any corporation, partnership, trust or other entity in which any such person or any such family member has a substantial interest or is a director, officer, partner or trustee.

         3.5 TITLE TO ASSETS. As of the Closing, Southbank shall be the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the Assets (other than the Excluded Assets) that it purports to own, free and clear of liens, claims and encumbrances except (i) liens, claims and encumbrances to be released at Closing and (ii) liens for taxes not yet payable. At the Closing, the Assets to be indirectly acquired by Purchaser through its ownership of the Shares will consist of all tangible and intangible assets of Southbank relating to the Business, including by way of example and not of limitation, the following (to the extent owned by Southbank):

                 (a) accounts, notes receivable and items of prepaid expense relating to Southbank's operations;

                 (b) fixtures, equipment, tools, inventories of supplies, spare parts, furniture, office equipment and other tangible assets and property used in business operations;

                 (c) rights under agreements and contracts entered into by Southbank in the ordinary course of their operations;





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                 (d)      tradenames, trademarks and service marks;

                 (e) all books and records related to Southbank, the Assets or the operation of the Business, including all financial, accounting and tax records, computer data and programs, and records and all correspondence with and documents pertaining to suppliers, governmental authorities and other third parties;

                 (f)      client records; and

                 (g) state and regulatory licenses as required to conduct the Business.

         3.6     REAL ESTATE.  As of June 10, 1996:

                 (a) Southbank does not own, nor has it ever owned, any real property. With respect to Southbank's leased real property (the "Real Estate"), (i) applicable zoning ordinances permit the operation of the Business at the Real Estate, (ii) Southbank has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate the Business as heretofore operated, and (iii) to the knowledge of Acquisition or Express It, neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. To the knowledge of Acquisition or Express It, no such condemnation, requisition or taking is threatened or contemplated, and there are no pending public improvements which may result in special assessments against or which may otherwise affect the Real Estate.

                 (b) Southbank has not received notice of, or has actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Real Estate.

                 (c) Southbank has not received notice of, or has actual knowledge of, any hazardous or toxic material (as hereinafter defined) existing in any structure located on, or existing on or under the surface of, any of the Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall included the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.





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         3.7     CONDITION OF ASSETS.  As of June 10, 1996:

                 (a) All of the fixed assets of Southbank viewed as a whole and not on an asset by asset basis are in working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof. Southbank has in force such insurance of their properties and operations as is set forth on the Sellers' Disclosure Schedule.

                 (b) The accounts receivable of Southbank as set forth in the Southbank Financial Statements (as defined in Section 3.14) and arising since the date thereof (i) have been incurred in the ordinary course of business, (ii) have arisen solely out of the bona fide performance of services and other business transactions in the ordinary course of business consistent with past practice, (iii) to the actual knowledge of Acquisition or Express It and Southbank, are not subject to valid defenses, set-offs or counterclaims, and (iv) are collectible within 90 days after billing at the full recorded amount thereof less a reasonable allowance for collection losses; provided, that Acquisition and Express It shall not be liable for breach of this Agreement if such receivables are not actually collected within 90 days from billing.

         3.8 GOVERNMENTAL LICENSES. The Sellers' Disclosure Schedule lists and accurately describes all licenses, permits, orders, approvals, authorizations and filings issued to Southbank by a governmental or regulatory authority in connection with the lawful ownership and operation of the businesses of Southbank (the "Governmental Licenses"), except where the failure to hold such Governmental Licenses would not have a material adverse effect on Southbank. Southbank has furnished to Purchaser true and accurate copies of all such Governmental Licenses, and each Governmental License is in full force and effect and is valid under applicable federal, state and local laws.

         3.9 TAXES. All tax reports and returns relating to Southbank's assets and operations (including sales, use, income, property, franchise and employment taxes) due on or before June 10, 1996 shall have been filed with the appropriate federal, state and local governmental agencies, and Southbank and/or Acquisition (as applicable) shall have paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material). As of the Closing, there shall be no examinations or audits pending or unresolved examinations or audit issues with respect to Southbank's federal, state or local tax returns. All additional taxes, if any, assessed as a result of such examinations or audits shall have been paid prior to Closing. As of the Closing, there shall be no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against Southbank. Acquisition has delivered to the Purchaser true, accurate and complete copies of all tax returns and filings made by Southbank in the last three years and any related correspondence from it, its shareholders or the applicable taxing authority relating to such returns and filings.





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         3.10    LITIGATION.  As of June 10, 1996, there is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise, of which Acquisition or Express It have actual knowledge that is pending or threatened against or affecting Southbank which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of Southbank or which challenges the validity or propriety of any of the transactions contemplated by this Agreement or Purchaser's ownership of the Shares.

         3.11 REPORTS AND GOVERNMENTAL COMPLIANCE. As of June 10, 1996, Southbank has duly filed all reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and has made payment of all charges and other payments, if any, shown by such reports to be due and payable, in each case as is material to the Business.

         3.12 EMPLOYEE BENEFIT PLANS; LABOR CONTROVERSIES. The Sellers' Disclosure Schedule and the schedules to the Southbank Agreement set forth all liabilities of Southbank under ERISA or similar laws with respect to employee benefit plans. There are no labor disputes of a material nature pending between Southbank, on the one hand, and any of its employees, on the other hand, and there are no known organizational efforts presently being made involving any of such employees. Southbank has complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and other taxes, and is not liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

         3.13 CAPITALIZATION. All of the issued and outstanding shares of the capital stock of Southbank have been duly authorized and validly issued and are fully paid and nonassessable, and (as of June 10, 1996 and the Closing) will be owned of record and beneficially by Acquisition. There are no shares of capital stock of Southbank held in treasury. There is no outstanding subscription, contract, option, warrant, call or other right obligating Southbank to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Southbank. As of June 10, 1996 and the Closing, Acquisition shall be the lawful, sole and beneficial owner of the Shares, free and clear of all liens, claims and encumbrances of every kind, and, at the Closing, Acquisition will convey to Purchaser good and indefeasible title to the Shares.

         3.14    FINANCIAL STATEMENTS AND RECORDS OF THE COMPANIES.

                 (a) Southbank has delivered to Purchaser true, correct and complete copies of the following financial statements (the "Southbank Financial Statements"): (i) the consolidated pro forma balance sheet (the "1995 Balance Sheet") of Southbank as of December 31, 1995, and (ii) the related statements of income and changes in shareholders' equity for the twelve months then ended, accompanied by the report of Deloitte & Touche LLP with respect thereto.





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                 (b)      The Southbank Financial Statements present fairly the
         assets, liabilities and financial position of Southbank as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. The books and records of Southbank have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects and present fairly in all material respects the basis for the financial position and results of operations of Southbank set forth in the Southbank Financial Statements.

         3.15 ABSENCE OF CERTAIN CHANGES. Since December 31, 1995, Southbank has not (i) suffered any change in its financial condition or results of operations other than changes in the ordinary course of business that, individually or in the aggregate, have had a material adverse effect on each such company, (ii) acquired or disposed of any asset, or incurred, assumed, guaranteed or endorsed any liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business or as contemplated by this Agreement or the Southbank Agreement, (iii) entered into or terminated any Material Contract (as defined in Section 3.17), or agreed or made any material changes in any Material Contract, other than renewals and extensions thereof in the ordinary course of business, (iv) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock, other than as set forth on the Sellers' Disclosure Schedule, (v) entered into any collective bargaining, employment, consulting, compensation or similar agreement with any person or group or (vi) entered into, adopted or amended any employee benefit plan. At all times from June 10, 1996 through the Closing Date, Express It will cause Southbank to be operated in the ordinary course of business, except for such changes as are contemplated by this Agreement.

         3.16 MATERIAL UNDISCLOSED LIABILITIES. As of the Closing Date, other than as set forth on the Southbank Financial Statements or the Sellers' Disclosure Schedule, there are no liabilities or obligations of Southbank of a nature required to be disclosed on financial statements prepared in accordance with generally accepted accounting principles, other than normal recurring liabilities incurred in the ordinary course of business.

         3.17 CONTRACTS AND AGREEMENTS. The Sellers' Disclosure Schedule contains a list, complete and accurate in all material respects, of all of the following categories of contracts and agreements to which Southbank is bound at the date hereof: (i) employee benefit plans, employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by Southbank that are material to the business of Southbank taken as a whole or which have a remaining term in excess of one year, (iii) insurance policies, and (iv) other contracts not made in the ordinary course of business (collectively the "Material Contracts"). Southbank is not in default with respect to any of the Material Contracts.

         3.18 TRADE PAYABLES. The trade payables of Southbank have arisen in the ordinary course of their business and are consistent (in both amount and type) with past practices. All





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outstanding trade payables as of June 10, 1996 and as of the Closing Date relate to invoices that have been billed to Southbank no more than 30 days from such date.

         3.19 COMPLETENESS OF DISCLOSURE. No representation or warranty by either of Express It or Acquisition in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

         3.20 FINDERS AND BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Acquisition directly with the Purchaser. No person has as a result of any agreement or action of Southbank, Express It, Acquisition or the Shareholders any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         3.21 FUNDED DEBT. Southbank will have no funded indebtedness as of the Closing.

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Acquisition as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

         4.2 DUE AUTHORIZATION. Purchaser has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its respective terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

         4.3 EXECUTION AND DELIVERY. The execution and delivery by Purchaser of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a breach of the certificate of incorporation or bylaws of Purchaser, (ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

         4.4 FINDERS AND BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser directly with Express It and Southbank. No person has as a result of any agreement or action of the Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         4.5 INVESTMENT REPRESENTATION. Purchaser represents, covenants and agrees that it is acquiring the Shares for its own account for investment and not with a view to the sale or distribution thereof, except in compliance with the Securities Act of 1933, as amended (the "Act"), pursuant to a registration statement filed under the Act or an applicable exemption from the registration requirements thereof, and in compliance with applicable state securities laws.

5.       CERTAIN COVENANTS AND AGREEMENTS

         Acquisition and Express It (subject to the provisions of Section 15.10 hereof) covenant and agree that, from and after June 10, 1996 to and including the Closing Date (and thereafter as reflected below), they shall cause Southbank to comply with the covenants set forth below, and Purchaser covenants and agrees that it shall similarly comply with said covenants to the extent applicable to it.

         5.1 ACCESS. Upon reasonable notice, Southbank will give to Purchaser and its counsel, accountants and other authorized representatives, full access during reasonable business hours to all of Southbank's properties, books, contracts, documents and records and shall furnish Purchaser with all such information concerning their affairs, including financial statements, as the other may reasonably request in order that Purchaser may have full opportunity to make such reasonable investigations as it shall desire for the purpose of verifying the performance of and compliance with the representations, warranties, covenants and the conditions contained herein or for other purposes reasonably related to the transactions contemplated hereby. Southbank and the Shareholders will take all action necessary to enable Purchaser, its counsel, accountants and other representatives to discuss the affairs, properties, business, operations and records of Southbank at such times and as often as the Purchaser may reasonably request with executives, independent accountants and counsel of Southbank, Express It and Acquisition. In the event that the Closing does not occur and this Agreement is terminated, Express It, Acquisition and the Shareholders, on the one hand, and Purchaser, on the other, shall (i) maintain the confidentiality of all information obtained from the other party in connection herewith, except for such information as is in the public domain, (ii) not use any such information so obtained to the detriment or competitive disadvantage of the other party, and
(iii) promptly return copies of all books, records, contracts and any other documentation of the other delivered to such party pursuant to the transactions contemplated hereby.

         5.2 BEST EFFORTS. Southbank, on the one hand, and Purchaser, on the other, shall take all reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at their disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this Agreement. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in order to consummate the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other.

         5.3 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned and agreed to by Acquisition and Purchaser; provided, however, that any required public disclosures related to any regulatory or governmental filing or requirement may be made by Purchaser, after reasonable advance notice to Acquisition, without Acquisition's consent.

         5.4 ORDINARY COURSE OF BUSINESS. Except as contemplated by this Agreement, during the period from the execution and delivery of this Agreement through the Closing Date, Southbank shall (i) conduct its operations in the ordinary course of business consistent with past and current practices, (ii) use reasonable best efforts to maintain and preserve intact its goodwill and business relationships, (iii) not enter into any agreement which involves the payment by Southbank of an aggregate amount exceeding $10,000, or which has a term exceeding one year or (iv) take any action which would cause any representation contained in Article 3 to be untrue as of the Closing Date.

         5.5 COLLECTION OF ACCOUNTS RECEIVABLE. After the Closing Date, Purchaser shall cause Southbank to use their commercially reasonable best efforts consistent with Southbank's past practices to collect in a timely manner the full recorded amount of Southbank's accounts receivable. In addition, Purchaser agrees that it will not unreasonably interfere with Southbank's collection efforts of such receivables.

         5.6 DUE DILIGENCE. Purchaser and the Shareholders hereby agree to use their best reasonable efforts to enable Purchaser to complete a due diligence review of Express It to Purchaser's satisfaction (including providing access to books, records and facilities in the manner contemplated in Section 5.1) and to enable Purchaser's auditors to complete an audit of Express It's financial statements as required by Rule 3.05 of Regulation S-X; provided, that no such obligation shall exist for periods prior to January 1, 1996. Any such audits or reviews shall be at Purchaser's sole expense.

         5.7 SOUTHBANK AGREEMENT. Purchaser hereby agrees that it shall not take any action that will breach the Southbank Agreement; provided, that Purchaser shall not have any duty or obligation to keep Acquisition from breaching the Southbank Agreement or to ensure the performance of its obligations thereunder.

6.       CONDITIONS TO PURCHASER'S CLOSING

         All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

         6.1 REPRESENTATIONS, ETC. Express It, Acquisition and the Shareholders shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by each of them at or prior to the Closing, and the representations and warranties of Acquisition and Express It contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

         6.2 CONSENTS. All consents and approvals of governmental agencies, and from any other third parties required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to Purchaser and shall be in full force and effect.

         6.3 NO ADVERSE LITIGATION. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal,
(ii) materially adversely affecting the value of the assets or business of Southbank or (iii) making Purchaser or Southbank liable for the payment of a material amount of damages to any person.

         6.4 MATERIAL ADVERSE CHANGES. There shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of Southbank.

         6.5 CLOSING DELIVERIES. Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.

         6.6     OFFERING.  Purchaser shall have consummated the Offering.

7.       CONDITIONS TO ACQUISITION'S CLOSING

         All obligations of Acquisition under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Acquisition may, in its sole discretion, waive any or all of such conditions in whole or in part:

         7.1 REPRESENTATIONS, ETC. Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser at or prior to the Closing, and the representations and warranties of Purchaser contained in this

Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

         7.2 NO ADVERSE LITIGATION. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or
(ii) making Express It liable for the payment of a material amount of damages to any person.

         7.3 CLOSING DELIVERIES. Acquisition shall have received each of the documents or items required to be delivered to it pursuant to Section 8.2 hereof.

         7.4     OFFERING.  Purchaser shall have consummated the Offering.

8.       DOCUMENTS TO BE DELIVERED AT CLOSING

         8.1     TO PURCHASER.  At the Closing, there shall be delivered to
Purchaser:

                 (a) the Shares, together with duly executed stock powers, in form satisfactory to Purchaser and its counsel;

                 (b)      the Agency and Support Agreement and the Escrow
         Agreement;

                 (c) a certificate, signed by the chief executive officer of each of Acquisition and Express It, as to the fulfillment of the conditions set forth in Sections 6.1 through 6.4 hereof;

                 (d) opinion of counsel to Acquisition, dated as of the Closing Date, in form reasonably acceptable to Purchaser;

                 (e)      a copy of all consents and approvals referred to in
         Section 6.2 hereof;

                 (f) the corporate minute books and stock books of Southbank; and

                 (g)      all other items reasonably requested by Purchaser.

         8.2     TO EXPRESS IT.  At the Closing, there shall be delivered to
Acquisition:

                 (a) the Purchase Price as contemplated by Section 2.1 hereof;

                 (b) a certificate, signed by the President of Purchaser, as to the fulfillment of the conditions set forth in Sections 7.1 and
         7.2 hereof;

                 (c)      the Agency and Support Agreement and the Escrow
         Agreement;

                 (d) an opinion of Purchaser's counsel, dated the Closing Date, in form reasonably acceptable to Acquisition; and

                 (e)      all other items reasonably requested by Acquisition.

9.       SURVIVAL

         All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing for a period from the Closing Date until May 31, 1998 (provided, however, that the representations contained in Section 3.9 shall survive until the applicable statute of limitations with respect to tax matters expires; and provided further, that the representations contained in the last two sentences of
Section 3.13 shall survive indefinitely). The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties.

10.      INDEMNIFICATION OF ACQUISITION

         Purchaser shall indemnify and hold Acquisition harmless from, against, for and in respect of:

                 (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Acquisition because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in or made in connection with this Agreement;

                 (b) any and all liabilities, obligations, claims and demands (other than the Excluded Liabilities) arising out of the ownership and operation of Southbank on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of Southbank, Express It or Acquisition contained in this Agreement; and

                 (c) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Acquisition in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.

11.      INDEMNIFICATION OF PURCHASER

         Acquisition and Express It shall indemnify and hold Purchaser harmless from, against, for and in respect of:

                 (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of Southbank, Acquisition, Express It or the Shareholders (as applicable) contained in or made in connection with this Agreement;

                 (b)      the Excluded Liabilities;

                 (c) any federal, state or local income or other tax (A) payable with respect to the business, assets, properties or operations of Southbank or any member of any affiliated group of which any of them is a member for any period prior to the Closing Date or (B) incident to or arising as a consequence of the negotiation or consummation by Southbank, Acquisition or Express It or any member of any affiliated group of which any of them is a member of this Agreement and the transactions contemplated hereby;

                 (d) any liability or obligation under or in connection with the Excluded Assets;

                 (e) unless accrued on the Closing Balance Sheet, any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of Southbank, whether or not employed by Purchaser after the Closing or under any benefit arrangement with respect thereto;

                 (f) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11; and

                 (g) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of Acquisition contained in or made in connection with the Southbank Agreement; provided, that the Purchaser shall not be indemnified for any losses resulting from such breach that is caused by any action taken by Purchaser, except for any action taken by Purchaser in connection with the Closing.

12.      GENERAL RULES REGARDING INDEMNIFICATION

                 (a) The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

                          (i) the indemnified party shall give prompt written notice (which is no event shall exceed 20 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

                          (ii) if any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in
         Section 10 or 11 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, in which event the indemnifying party shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

                          (iii) the indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                          (iv) the indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

                          (v) if any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

                 (b) Except as herein expressly provided, the remedies provided in Sections 10 through 12 hereof shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

                 (c) The aggregate amount of obligations and liabilities imposed on Express It and Acquisition by Sections 10 through 12 hereof shall be limited, in the case of any losses, obligations or claims for which Acquisition is not contractually entitled to indemnification pursuant to the terms of the Stock Purchase Agreement dated as of May 31, 1996, by and between Acquisition, Express It and the former shareholders of Southbank, in the form of Exhibit C hereto (the "Southbank Agreement"), to the sum of $400,000; provided, that all claims made by Purchaser against Express It or Acquisition for which Acquisition is also entitled contractually to indemnification under the Southbank Agreement, shall not be limited by this Section 12(c).

13.      FAILURE TO CLOSE BECAUSE OF DEFAULT

         In the event that the Closing is not consummated by virtue of a material default made by a party in the observance or in the due and timely performance of any of its covenants or agreements herein contained ("Default"), the parties shall have and retain all of the rights afforded them at law or in equity by reason of that Default. In addition, Acquisition and Purchaser acknowledge that the Shares and the transactions contemplated hereby are unique, that a failure by Acquisition or Purchaser to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Purchaser and Acquisition agree that each shall be entitled, in the event of a Default by the other, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled. In the event any action is brought, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

14.      TERMINATION RIGHTS

          This Agreement may be terminated by either Purchaser or Acquisition, if either such party is not then in Default, upon written notice to the other upon the occurrence of any of the following:

                 (a)      if the Closing has not occurred on or before August
         15, 1996;

                 (b) if either party Defaults and such Default has not been cured within 30 days of written notice of such Default by the other party;

                 (c) subject to the provisions of Sections 6 and 7 hereof, by Acquisition or Purchaser if on the Closing Date any of the conditions precedent to the obligations of Acquisition or Purchaser, respectively, set forth in this Agreement have not been satisfied or waived by such party; or

                 (d)      by mutual consent of Acquisition and Purchaser.

15.      MISCELLANEOUS PROVISIONS

         15.1 EXPENSES. The Purchaser shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement and Acquisition shall pay the fees and expenses incurred by them or Southbank in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

         15.2 AMENDMENT. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

         15.3 NOTICES. All notices and other communications delivered hereunder shall be in writing and shall be deemed given if delivered personally or upon actual receipt if mailed by certified mail, return receipt requested or delivered by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below:

If to Acquisition, Express It or the Shareholders:

         Express It Inc.
         290 Fifth Avenue
         Third Floor
         New York, New York  10001
         Attn:  Barry J. Steingard
         Telecopy:        (212) 629-7143

with a copy to:

         Klein, Heisler & Klarreich, P.C.
         One Penn Plaza
         New York, New York  10119-0142
         Attention:       Joel A. Klarreich
         Telephone:       (212) 736-6016
         Telecopy:        (212) 967-5219

If to Purchaser:

         Dynamex Inc.
         One Galleria Tower
         13355 Noel Road
         Suite 1650
         Dallas, Texas  75240
         Attention:       Robert P. Capps
         Telephone:       (214) 960-4859
         Telecopy:        (214) 960-4833

with a copy to:

         Crouch & Hallett, L.L.P.
         717 N. Harwood, Suite 1400
         Dallas, TX 75201
         Attention:       Lance M. Hardenburg
         Telephone:       (214) 922-4167
         Telecopy:        (214) 953-3154

or such other address or addresses as any party shall have designated by notice to each other party in accordance with this Section 15.3.

         15.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the others; provided, however, that Purchaser may assign its rights under this Agreement to any of its subsidiaries or affiliated corporations.

         15.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.6 HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         15.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertaking other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

         15.8 WAIVER. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

         15.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         15.10 ASSERTION OF CLAIMS AGAINST SOUTHBANK. In any proceeding by the Purchaser to assert or prosecute any claims under, or to otherwise enforce, the Agreement, Express It and Acquisition agree that they shall not assert as a defense or bar to recovery, and each of them hereby waives any right to so assert such defense or bar such recovery, that (a) prior to Closing, Southbank shall have had knowledge of the circumstances giving rise to the claim being pursued by it; (b) prior to Closing, Southbank engaged in conduct or took action that caused or brought about the circumstances giving rise to its claim, or otherwise contributed thereto; or Acquisition and Express It have a right of contribution from Southbank to the extent that there is any recovery against them.

         15.11 SEVERABILITY. The event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

         15.12 INTENDED BENEFICIARIES. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

         15.13 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                               DYNAMEX INC.


                               By:  /s/ ROBERT P. CAPPS
                                  ----------------------------------------------
                                        Robert P. Capps, Vice President Finance
                                        and Corporate Development

                               EXPRESS IT INC.


                               By:  /s/ BARRY J. STEINGARD
                                  -----------------------------------
                                        Barry J. Steingard
                                        President

                               EXPRESS-IT ACQUISITION COMPANY, L.L.C.


                               By:  /s/ BARRY J. STEINGARD
                                  -----------------------------------
                                        Barry J. Steingard
                                        President

                               SHAREHOLDERS:


                               /s/ BARRY J. STEINGARD
                               ---------------------------------------
                               Barry J. Steingard


                               /s/ WILLIAM CASTOR
                               ---------------------------------------
                               William Castor